Exhibit 2.1
HURON CONSULTING SERVICES LLC
550 West Van Buren
Chicago, IL 60607

July 29, 2009
Rand Consulting LLC
c/o Whitman Breed Abbott & Morgan LLC
500 West Putnam Avenue
Greenwich, CT 06830
Attn: Harry Peden III
Re: Earn-Out Payments
Gentlemen:
Reference is made to the Asset Purchase Agreement, dated March 31, 2006 (the “APA”) by and among Huron Consulting Services LLC (“Huron”), MSGalt & Company LLC (now known as Rand Consulting LLC, and referred to herein as “Rand”) and M. Scott Gillis, Joseph R. Shalleck and Leroy J. Mergy (collectively, the “Rand Principals”). Capitalized terms used herein shall have the meaning specified in the APA.
As we have advised you, generally accepted accounting principles require that Huron record compensation expenses for payments made by Rand, or the Three Principals or their Affiliates to employees of Huron, including employees of the Galt division of Huron because of Rand’s continuing entitlement to Earn-Out Payments. The purpose of this letter agreement is to set forth our respective agreement with respect to the distribution of Earn-Out Payments by Rand and the Three Principals so as to ensure that Huron properly records those payments in its financial statements.
NOW THEREFORE, the parties hereto hereby agree as follows:
1. Rand Operating Agreement. Rand and the Rand Principals represent and warrant that the operating agreement of Rand (the “Operating Agreement”), as in effect on the date hereof, is attached hereto as Exhibit A. The Rand Principals agree that they will not modify the distribution provisions of the Operating Agreement prior to the date on which the Earn-Out Payment in respect of the final Calculation Period is made in accordance with the APA in any manner that would result in Earn-Out Payments (net of expenses of Rand) being distributed in a manner which is not consistent with the percentage ownership interests of the Rand Principals as specified in the Operating Agreement. Rand and the Rand Principals further agree to provide Huron or its independent auditors, promptly following a request, such evidence of the distribution of such Earn-Out Payments to the Rand Principals following the payment thereof by Rand as may be reasonably requested by Huron or its independent auditors.

2. Restriction on Payments to Huron Personnel. Rand and the Rand Principals further agree that, notwithstanding anything to the contrary in the APA, and, except as contemplated by paragraph 3 hereof, neither they nor their Affiliates will make any payment of salary, bonus or other compensation to employees of Huron (other than the Rand Principals), including employees of the Galt division of Huron, during any period that such individuals are employed by Huron. For the avoidance of doubt, this includes any remaining payments to be made to employees of the Galt division of Huron under the “Galt Award Plan”, all of which will be made by Huron in future periods.
3. Payment to DeGeer. Notwithstanding paragraph 2 hereof, Rand and/or the Rand Principals or their Affiliates may make one or more payments to Randall DeGeer (“DeGeer”) in connection with DeGeer’s performance for the Galt division of Huron with respect to calendar year 2008. Rand shall provide prompt written notice to Huron if it makes a payment to DeGeer pursuant to this paragraph 3.
4. Notice of Payment. The parties hereto further agree that any payment made by Huron under the last sentence of paragraph 2 hereof shall be recorded as an expense in future Earn-Out Calculation Statements, and that there will be no tax gross-up payable to Rand as a result of the foregoing.
5. Distribution Methodology; No Disclosure to Huron. Attached hereto as Exhibit B is a summary of the distribution methodology used by Rand to make distributions of Earn-Out Payments to the Rand Principals with respect to all Calculation Periods prior to the date hereof. The Rand Principals represent and warrant that the attached summary accurately describes the methodology. The Rand Principals further represent and warrant to Huron that this distribution methodology (i.e., the methodology among the Rand Principals) was not disclosed to any members of Huron’s management (excluding the Rand Principals) contemporaneously with the closing date of the acquisition of MSGalt and Company, LLC by Huron.
Please acknowledge your agreement to the foregoing by executing a duplicate copy of this letter and returning an executed copy thereof via pdf to the undersigned. We appreciate your cooperation in respect of this matter.

Sincerely, HURON CONSULTING SERVICES LLC
By:	/s/ Natalia Delgado
	Name:	Natalia Delgado
	Title:	Vice President

AGREED: RAND CONSULTING LLC
By:	/s/ Joseph R. Shalleck
	Name:	Joseph R. Shalleck
	Title:	Member

/s/ M. Scott Gillis	/s/ Joseph R. Shalleck

M. Scott Gillis	Joseph R. Shalleck

/s/ Leroy J. Mergy
Leroy J. Mergy

Index of Exhibits*

Exhibit A	Rand Operating Agreement

Exhibit B	Summary of Distribution Methodology

*
Exhibits to the letter agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.